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                                                  ------------------------------
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                                                  hours per response . . . 14.90
                                                  ------------------------------






                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)

                               (Amendment No. 1)1

                          Consortium G Dina Group, Inc.
                     (Consorcio G Grupo Dina, S.A. de C.V.)
--------------------------------------------------------------------------------

                                (Name of Issuer)

                     Series L Stock, as the equity security
               underlying the Series L American Depository Shares
--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                    210306205
--------------------------------------------------------------------------------

                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 22, 2001
--------------------------------------------------------------------------------

             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 240.13d-1(g), check the following box [ ].
          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 53 Pages
                         Exhibit Index Found on Page 37
--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 2 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 3 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners II, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 4 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners III, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 5 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Tinicum Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 6 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon  Capital (CP) Investors, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================

                               Page 7 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Management, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IA, OO
-------------===================================================================



                               Page 8 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Partners, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0 % [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             OO
-------------===================================================================



                               Page 9 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Enrique H. Boilini
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0% [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================




                               Page 10 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             David I. Cohen
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0% [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 11 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Joseph F. Downes
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0% [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================




                               Page 12 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Duhamel
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0% [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================




                               Page 13 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Andrew B. Fremder
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0% [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================




                               Page 14 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Richard B. Fried
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0% [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================




                               Page 15 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Monica R. Landry
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0% [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================




                               Page 16 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Mellin
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0% [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================




                               Page 17 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Stephen L. Millham
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0% [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================


                               Page 18 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Meridee A. Moore
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0% [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================




                               Page 19 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Thomas F. Steyer
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0% [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================




                               Page 20 of 53 Pages

                                       13D
===================
CUSIP No. 210306205
===================
-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Mark C. Wehrly
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 0 Series L Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             N/A
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     -0- [See Preliminary Note]
                         -----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    -0- [See Preliminary Note]
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- [See Preliminary Note]
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0% [See Preliminary Note]
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================


                              Page 21 of 53 Pages

     Preliminary Note: As stated in the Schedule 13D previously filed by the Reporting Persons (as defined below), the Reporting Persons are not and have not been the record holder of any Series L Stock (the " Series L Shares") of Consortium G Dina Group, Inc. (the "Company"), the equity security underlying the Series L American Depository Shares (the "Series L ADS Shares") issued by the Company. The Reporting Persons had been deemed to beneficially own certain Series L Shares through their ownership of the Company's 8% Convertible Subordinated Debentures due August 8, 2004 (the "Debentures") which, pursuant to the terms and conditions of the Indenture dated as of August 8, 1994 between the Company as the Issuer and Bankers Trust Company as Trustee for up to $164,000,000 of the Debentures, are immediately convertible into Series L ADS Shares. The Reporting Persons also are not and have not been the record holder of any Series L ADS Shares.

     All numbers and percentages contained in this Schedule 13D represent Series L Shares, and not Series L ADS Shares.

Item 2.  Identity And Background.
------   -----------------------

     Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

     The Partnerships
     ----------------

          (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Series L Shares of which it is the deemed beneficial owner (through ownership of the Debentures);

          (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Series L Shares of which it is the deemed beneficial owner (through ownership of the Debentures);

          (iii)Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Series L Shares of which it is the deemed beneficial owner (through ownership of the Debentures);

          (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Series L Shares of which it is the deemed beneficial owner (through ownership of the Debentures);

          (v) Farallon Capital (CP) Investors, L.P., a Cayman Islands limited partnership ("FCCP"), with respect to the Series L Shares of which it is the deemed beneficial owner (through ownership of the Debentures); and



                               Page 22 of 53 Pages

          (vi) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Series L Shares of which it is the deemed beneficial owner (through ownership of the Debentures).

     FCP, FCIP, FCIP II, FCIP III, FCCP and Tinicum are together referred to herein as the "Partnerships."

     The Management Company
     ----------------------

          (vii)Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Series L Shares of which certain accounts managed by the Management Company (the "Managed Accounts) are the deemed beneficial owner (through ownership of the Debentures).

     The General Partner Of The Partnerships
     ---------------------------------------

          (viii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Series L Shares of which each Partnership is the deemed beneficial owner (through ownership of the Debentures).

     The Managing Members Of The General Partner And The Management Company
     ----------------------------------------------------------------------

          (ix) The following twelve persons who are managing members of both the General Partner and the Management Company, with respect to the Series L Shares of which the Partnerships and the Managed Accounts are the deemed beneficial owners (through ownership of the Debentures): Enrique H. Boilini ("Boilini"), David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee A Moore ("Moore"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

     Boilini, Cohen, Downes, Duhamel, Fremder, Fried, Landry, Mellin, Millham, Moore, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

     (b) The address of the principal business and principal office of (i) the Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of


                               Page 23 of 53 Pages
the Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen.

     The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) The Partnerships
         ----------------

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership.

          (c) The trade dates, number of Series L Shares purchased or sold and the price per Series L Share (including commissions) for all purchases and sales of the Series L Shares by the Partnerships in the past 60 days are set forth on Schedules A-E hereto and are incorporated herein by reference. All of such transactions were private transactions as described in Item 6 below.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Series L Shares they are deemed to beneficially own (and the underlying Debentures). The Individual Reporting Persons are managing members of the General Partner.

          (e) As of February 21, 2001, the Partnerships are not the beneficial holder of any Series L Shares.

     (b) The Management Company
         ----------------------

                               Page 24 of 53 Pages

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

          (c) The trade dates, number of Series L Shares purchased or sold and the price per Series L Share for all purchases and sales of the Series L Shares by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were private transactions as described in Item 6 below.

          (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Series L Shares (and the underlying Debentures) deemed to be beneficially owned by the Managed Accounts. The Individual Reporting Persons are managing members of the Management Company.

          (e) As of February 21, 2001, the Management Company is not the beneficial holder of any Series L Shares.

     (c) The General Partner
         -------------------

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Series L Shares they are deemed to beneficially own (and the underlying Debentures). The Individual Reporting Persons are managing members of the General Partner.

          (e) As of February 21, 2001, the General Partner is not the beneficial holder of any Series L Shares.

     (d) The Individual Reporting Persons
         --------------------------------

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Series L Shares they are deemed to beneficially own (and the underlying Debentures). The


                               Page 25 of 53 Pages

               Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Series L Shares (and the underlying Debentures) deemed to be beneficially owned by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons are managing members of the Management Company.

          (e) As of February 21, 2001, the Individual Reporting Persons are not the beneficial holder of any Series L Shares.

     The Debentures in respect of which each Partnership is deemed to beneficially own Series L Shares are owned directly by each such Partnership and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed the beneficial owner of the Series L Shares beneficially owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed the beneficial owner of the Series L Shares beneficially owned by the Managed Accounts. The Individual Reporting Persons, as managing members of both the General Partner and/or the Management Company, may each be deemed to be the beneficial owner of all such Series L Shares beneficially owned by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Series L Shares.

Item 6.  Contracts, Arrangements, Understandings Or
------   Relationships With Respect To Securities Of The Issuer.
         ------------------------------------------------------

     Item 6 of the Schedule 13D is amended and updated as follows:

     The Reporting Persons which held the Debentures convertible into the Series L ADS Shares have sold all of their Debentures to Property Asset Management Inc. ("PAMI") pursuant to a Subscription Agreement dated February 15, 2001 between
PAMI and  certain  of the  Reporting  Persons  (the  "Subscription  Agreement"),
signatures to which were delivered to the Reporting Persons on February 22, 2001. As consideration for the sale of the Debentures, the selling Reporting Persons are receiving 15% of the face amount of the Debentures (payable 90% in cash and 10% in certain non-voting shares of common stock of PAMI). In addition, pursuant to Section 7 of the Subscription Agreement, PAMI must share with such Reporting Persons a portion of the proceeds PAMI realizes on the Debentures in excess of 18% (but not on amounts realized in excess of 35%) of the face amount of the Debentures (such additional amounts being the "Additional Consideration"). This description is qualified in its entirety by the full text of the Subscription Agreement which is attached as Exhibit 2 to the Schedule 13D and is incorporated herein by reference.

     Except as described above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements,


                               Page 26 of 53 Pages
puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

Item 7.  Materials To Be Filed As Exhibits.
------   ---------------------------------

     There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended. There is filed herewith as
Exhibit 2 the Subscription Agreement described in Item 6 above.



                               Page 27 of 53 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 23, 2001

                     /s/  Joseph F. Downes
                     ----------------------------------------
                     FARALLON PARTNERS, L.L.C.,
                     on its own behalf and as General Partner of
                     FARALLON CAPITAL PARTNERS, L.P.,
                     FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., FARALLON CAPITAL (CP) INVESTORS, L.P.,
                     And TINICUM PARTNERS, L.P.
                     By Joseph F. Downes
                     Managing Member

                     /s/  Joseph F. Downes
                     ----------------------------------------
                     FARALLON CAPITAL MANAGEMENT, L.L.C.,
                     By Jospeh F. Downes
                     Managing Member

                     /s/  Joseph F. Downes
                     ----------------------------------------
                     Joseph F. Downes, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen,
                     William F. Duhamel, Andrew B. Fremder,
                     Richard B. Fried, Monica R. Landry,
                     William F. Mellin, Stephen L. Millham, Meridee A. Moore, Thomas F. Steyer and Mark C. Wehrly.

     The Powers of Attorney, each executed by Boilini, Cohen, Fremder, Mellin, Millham, Moore and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes to sign and file

                               Page 28 of 53 Pages
this Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International, is hereby incorporated by reference.

                               Page 29 of 53 Pages

                                                                         ANNEX 1

     Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The Management Company
         ----------------------

          (a)  Farallon Capital Management, L.L.C.
          (b)  One Maritime Plaza, Suite 1325
               San Francisco, California  94111
          (c)  Serves as investment adviser to various managed accounts
          (d)  Delaware limited liability company
          (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Andrew B. Fremder, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Meridee A. Moore and Mark
               C. Wehrly, Managing Members.

2.       The General Partner
         -------------------

          (a)  Farallon Partners, L.L.C.

          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza, Suite 1325
               San Francisco, California  94111

          (c)  Serves as general partner to investment partnerships

          (d)  Delaware limited liability company

          (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Andrew B. Fremder, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Meridee
               A. Moore and Mark C. Wehrly, Managing Members.

3.       The Individual Reporting Persons/The Managing Members
         -----------------------------------------------------

          Except as stated below, each of the Managing Members (including the Individual Reporting Persons) is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One
          Maritime Plaza, Suite 1325, San Francisco, California 94111. The business address of Enrique H. Boilini is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane, Greenwich, Connecticut 06830. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of each other Managing Member is serving as a managing member of the Management Company and/or the General Partner. None of the Managing Members (including the Individual Reporting Persons) have any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the
          Schedule 13D.


                               Page 30 of 53 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------




                                                              PRICE PER
                          NO. OF  SERIES L                 SERIES L SHARE
                           SHARES DEEMED                        DEEMED
 TRADE DATE                   SOLD (S)                         SOLD ($)
------------               -------------                      ---------


   2-21-01                 2,774,378 (S)                  See Note Below2


--------

     2 Note: As stated in Item 6 above, the Reporting Person sold the Debentures underlying the Series L Shares for 15% of the face amount of the Debentures (of which 90% is being paid in cash and 10% is being paid in non-voting common shares of PAMI) plus the per share amount of the Additional Consideration, if any. If the amount received per Debenture is converted into a per Series L Share figure, the sale price for each Series L Share which the Reporting Person is deemed to have sold is $.66 per Series L Share, plus the per share amount in respect of the Additional Consideration, if any.


                               Page 31 of 53 Pages

                                   SCHEDULE B

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                  ---------------------------------------------


                                                            PRICE PER
                          NO. OF  SERIES L                SERIES L SHARE
                           SHARES DEEMED                      DEEMED
 TRADE DATE                   SOLD (S)                       SOLD ($)
------------               -------------                    ---------

   2-21-01                 2,925,224 (S)                  See Note Below3






--------
     3 Note: As stated in Item 6 above, the Reporting Person sold the Debentures underlying the Series L Shares for 15% of the face amount of the Debentures (of which 90% is being paid in cash and 10% is being paid in non-voting common shares of PAMI) plus the per share amount of the Additional Consideration, if any. If the amount received per Debenture is converted into a per Series L Share figure, the sale price for each Series L Share which the Reporting Person is deemed to have sold is $.66 per Series L Share, plus the per share amount in respect of the Additional Consideration, if any.


                               Page 32 of 53 Pages

                                   SCHEDULE C

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                ------------------------------------------------



                                                             PRICE PER
                           NO. OF  SERIES L                SERIES L SHARE
                            SHARES DEEMED                     DEEMED
 TRADE DATE                    SOLD (S)                       SOLD ($)
------------                -------------                    ---------

   2-21-01                   653,664 (S)                  See Note Below4







--------
     4 Note: As stated in Item 6 above, the Reporting Person sold the Debentures underlying the Series L Shares for 15% of the face amount of the Debentures (of which 90% is being paid in cash and 10% is being paid in non-voting common shares of PAMI) plus the per share amount of the Additional Consideration, if any. If the amount received per Debenture is converted into a per Series L Share figure, the sale price for each Series L Share which the Reporting Person is deemed to have sold is $.66 per Series L Share, plus the per share amount in respect of the Additional Consideration, if any.


                               Page 33 of 53 Pages

                                   SCHEDULE D

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                -------------------------------------------------



                                                             PRICE PER
                          NO. OF  SERIES L                SERIES L SHARE
                            SHARES DEEMED                     DEEMED
 TRADE DATE                    SOLD (S)                       SOLD ($)
------------                -------------                    ---------

   2-21-01                   432,174 (S)                  See Note Below5







--------
     5 Note: As stated in Item 6 above, the Reporting Person sold the Debentures underlying the Series L Shares for 15% of the face amount of the Debentures (of which 90% is being paid in cash and 10% is being paid in non-voting common shares of PAMI) plus the per share amount of the Additional Consideration, if any. If the amount received per Debenture is converted into a per Series L Share figure, the sale price for each Series L Share which the Reporting Person is deemed to have sold is $.66 per Series L Share, plus the per share amount in respect of the Additional Consideration, if any.


                               Page 34 of 53 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.
                             ----------------------



                                                             PRICE PER
                           NO. OF  SERIES L                SERIES L SHARE
                            SHARES DEEMED                     DEEMED
 TRADE DATE                    SOLD (S)                       SOLD ($)
------------                -------------                    ---------

   2-21-01                   340,597 (S)                  See Note Below6








--------
     6 Note: As stated in Item 6 above, the Reporting Person sold the Debentures underlying the Series L Shares for 15% of the face amount of the Debentures (of which 90% is being paid in cash and 10% is being paid in non-voting common shares of PAMI) plus the per share amount of the Additional Consideration, if any. If the amount received per Debenture is converted into a per Series L Share figure, the sale price for each Series L Share which the Reporting Person is deemed to have sold is $.66 per Series L Share, plus the per share amount in respect of the Additional Consideration, if any.


                               Page 35 of 53 Pages

                                   SCHEDULE F

                      FARALLON CAPITAL (CP) INVESTORS, L.P.
                      -------------------------------------



                                                               PRICE PER
                             NO. OF  SERIES L                SERIES L SHARE
                              SHARES DEEMED                     DEEMED
 TRADE DATE                      SOLD (S)                       SOLD ($)
------------                  -------------                    ---------

   2-21-01                     385,646 (S)                  See Note Below7















--------
     7 Note: As stated in Item 6 above, the Reporting Person sold the Debentures underlying the Series L Shares for 15% of the face amount of the Debentures (of which 90% is being paid in cash and 10% is being paid in non-voting common shares of PAMI) plus the per share amount of the Additional Consideration, if any. If the amount received per Debenture is converted into a per Series L Share figure, the sale price for each Series L Share which the Reporting Person is deemed to have sold is $.66 per Series L Share, plus the per share amount in respect of the Additional Consideration, if any.


                               Page 36 of 53 Pages

                                   SCHEDULE G

                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------



                                                             PRICE PER
                           NO. OF  SERIES L                SERIES L SHARE
                            SHARES DEEMED                     DEEMED
 TRADE DATE                    SOLD (S)                       SOLD ($)
------------                -------------                    ---------

   2-21-01                  4,351,888 (S)                 See Note Below8

   2-21-01                    134,464 (S)                 See Note Below8





--------
     8 Note: As stated in Item 6 above, the Reporting Person sold the Debentures underlying the Series L Shares for 15% of the face amount of the Debentures (of which 90% is being paid in cash and 10% is being paid in non-voting common shares of PAMI) plus the per share amount of the Additional Consideration, if any. If the amount received per Debenture is converted into a per Series L Share figure, the sale price for each Series L Share which the Reporting Person is deemed to have sold is $.66 per Series L Share, plus the per share amount in respect of the Additional Consideration, if any.


                               Page 37 of 53 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                        Joint Acquisition Statement Pursuant to Section
                                 240.13d1(k)

EXHIBIT 2                        Subscription Agreement




















                               Page 38 of 53 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

     The  undersigned  acknowledge  and agree that the  foregoing  statement  on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  February 23, 2001

                        /s/  Joseph F. Downes
                        ----------------------------------------
                        FARALLON PARTNERS, L.L.C.,
                        on its own behalf and as General Partner of
                        FARALLON CAPITAL PARTNERS, L.P.,
                        FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., FARALLON CAPITAL (CP) INVESTORS, L.P.,
                        And TINICUM PARTNERS, L.P.,
                        By Joseph F. Downes
                        Managing Member

                        /s/  Joseph F. Downes
                        ----------------------------------------
                        FARALLON CAPITAL MANAGEMENT, L.L.C.,
                        By Joseph F. Downes,
                        Managing Member

                        /s/  Joseph F. Downes
                        ----------------------------------------
                        Joseph F. Downes, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen,
                        William F. Duhamel, Andrew B. Fremder,
                        Richard B. Fried, Monica R. Landry
                        William F. Mellin, Stephen L. Millham, Meridee A. Moore, Thomas F. Steyer and Mark C. Wehrly.


                               Page 39 of 53 Pages

                                                                       EXHIBIT 2
                                                                              to
                                                                    SCHEDULE 13D

                                                                [EXECUTION COPY]

                             SUBSCRIPTION AGREEMENT
                             ----------------------


                                February 15, 2001



Property Asset Management Inc.
c/o Lehman Brothers Inc.
3 World Financial Center
New York, New York 10285

Ladies and Gentlemen:

     1. Subscription.

     Each of the undersigned (each herein referred to as a "Subscriber") subscribes for and agrees to purchase shares of non-voting common stock (the "Shares") of Property Asset Management Inc., a company incorporated under the laws of the State of Delaware (the "Company"), subject to the terms and conditions set forth herein. The aggregate number of Shares to be purchased by all of the Subscribers shall be that number of Shares with a fair value as of January 31, 2001 equal to US$791,010, which value will be based on an end-of-month valuation (the "Valuation") of the Company's business as of January 31, 2001 performed by the Company in accordance with industry standards, delivered simultaneously herewith, and each Subscriber severally agrees to purchase that portion of the Shares set forth opposite its name on Schedule II hereto. The Subscribers' obligations hereunder shall be effective upon the execution and delivery of this Subscription Agreement by all of the parties hereto.

     2. Consideration for and Issuance of Shares.

     (a) The aggregate consideration (the "Purchase Price") for the Shares, the Cash Payment and the Proceeds Sharing Arrangements shall consist of assignment by each Subscriber to the Company or its designee of the securities (the "Securities") issued by Consorcio G Grupo Dina S.A. de C.V. (the "Issuer")
identified on Schedule I attached hereto, together with all necessary instruments of transfer, promptly after the execution and delivery of this Subscription Agreement by the Company (the "Closing Date"), or such later date as may be mutually agreed by the parties hereto. Upon receipt of the Purchase Price by the Company on the Closing Date in the manner described above, the Company shall (i) issue the Shares to the Subscribers and (ii) pay an aggregate of US$7,119,090 (the "Cash Payment") by wire transfer of immediately available funds to the Subscribers. In addition, the Company shall pay and deliver a portion of any and all Proceeds (as defined in Section 7 hereof) received by it in respect of the Securities with the




                              Page 40 of 53 Pages

Subscribers in accordance with the terms of Section 7 hereof (the "Proceeds Sharing Arrangements"). Upon issuance of the Shares to the Subscribers' account set forth on the signature page hereto, the Subscribers shall pledge and deliver the Shares to Lehman Brothers Holdings Inc. ("LBHI") pursuant to the Call Agreement to be dated as of February 15, 2001, by and between LBHI and the Subscribers (the "Call Agreement"). The obligation of the Company to issue the Shares and to pay such funds is subject to delivery of the Securities by the Subscribers on the Closing Date pursuant to the terms hereof.

     (b) In connection with the delivery of the Securities to the Company, each Subscriber shall, on or prior to the Closing Date, provide such documentation evidencing the aggregate price such Subscriber paid for the Securities assigned by such Subscriber pursuant to this Subscription Agreement (the "Original Purchase Price") as is reasonably satisfactory to the Company.

     3. Representations, Warranties and Agreements of Each Subscriber. Each Subscriber, for itself only and not on behalf of any other Subscriber, hereby represents and warrants to and agrees with the Company, as of the date hereof and as of the Closing Date, as follows:

          (a) Such Subscriber and such Subscriber's advisors have had a reasonable opportunity to ask questions of and receive answers from the Company, or a person or persons acting on its behalf, concerning the terms and conditions of the Shares, and to obtain additional information, to the extent possessed by the Company or obtainable by it without unreasonable effort or expense.

          (b) Such Subscriber, either alone or together with such Subscriber's advisors, has such knowledge and experience in financial, tax and business matters to enable such Subscriber to utilize the information made available to such Subscriber in connection with the purchase of the Shares, to evaluate the merits and risks of the prospective investment and to make an informed investment decision with respect thereto.

          (c) Such Subscriber understands that neither the offering nor the sale of the Shares has been registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon an exemption therefrom for non-public offerings, nor has such offering or sale been registered or qualified under any state securities or "Blue Sky" law, in reliance upon similar exemptions.

          (d) The Shares being purchased by such Subscriber are being purchased solely for such Subscriber's own account for investment purposes only and not for the account of any other person and not, in whole or in part, for distribution, assignment or resale to others, and no other person has or will have a direct or indirect beneficial interest in the Shares.

          (e)  Such   Subscriber  is  an  "accredited   investor"   meeting  the
     requirements  of Rule  501(a)(1),  501(a)(2),  501(a)(3)  or  501(a)(7)  of
     Regulation D promulgated under the Securities Act.


                                       -2-
                              Page 41 of 53 Pages

          (f) Such Subscriber is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry out the terms of this Subscription Agreement. The person executing this Subscription Agreement on behalf of such Subscriber is authorized to do so on behalf of such Subscriber.

          (g) Such Subscriber agrees to maintain in confidence all information about the Company provided by the Company in connection with the purchase of the Shares, and not to disclose such information except to such advisors as may be assisting or advising such Subscriber in connection with such purchase and to instruct such persons to treat such information confidentially; provided, that nothing contained in this Section 3(g) shall restrict disclosure of any information which (x) becomes generally available to the public through no act of such Subscriber in violation of this Subscription Agreement, (y) is required to be disclosed by law or by a court of competent jurisdiction or (z) subject to the limitations of
     Section 5 hereof, is disclosed to any offeree to whom such Subscriber offers to sell the Shares, if such offeree has agreed in writing (in form and substance reasonably satisfactory to the Company) prior to its receipt of such confidential information to be bound by the terms of this Section 3(g).

          (h) The representations and warranties made hereby by such Subscriber shall survive the execution of this Subscription Agreement and the purchase of the Shares by such Subscriber.

          (i) The execution and delivery of this Subscription Agreement, the consummation of the transactions contemplated hereby and the performance of its obligations hereunder will not conflict with or result in any violation of or default under such Subscriber's organizational documents, any agreement or instrument to which such Subscriber is a party or by which it or any of its properties are bound, or any material permit, franchise, judgment, decree, statute, rule or regulation applicable to such Subscriber or its business or properties.

          (j) The execution and delivery by such Subscriber of this Subscription Agreement has been authorized by all necessary action on behalf of such Subscriber, and this Subscription Agreement is the legal, valid and binding agreement of such Subscriber, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally.

          (k) Following the Closing Date, such Subscriber agrees to cooperate with the Company as the Company may reasonably request in order to effectuate the agreements contained herein.

          (l) The Original Purchase Price, as provided to the Company by such Subscriber and attached as Exhibit A hereto, is accurate.


                                       -3-
                              Page 42 of 53 Pages

          (m) The  Securities  delivered  by  such  Subscriber  pursuant  to the provisions hereof (i) are genuine, (ii) at the time of delivery of the Securities, such Securities are not subject to any lien, pledge, encumbrance, right, claim, charge, or other security interest with respect to the Securities in favor of any person and (iii) at the time of delivery of the Securities, such Subscriber is the legal and beneficial owner of the Securities that it delivers.

          (n)  Such  Subscriber  has  owned  all  beneficial   interest  in  the
     Securities assigned by such Subscriber pursuant to this Subscription Agreement since acquiring such Securities for the Original Purchase Price.

          (o) Such Subscriber does not have any actual knowledge that any of the Securities assigned by such Subscriber pursuant to this Subscription Agreement have been restructured or their terms modified in any material way, or that the Issuer has undergone a reorganization, in each case, during the time such Subscriber has owned a beneficial interest in such Securities.

          (p) Such  Subscriber  has  not,  and no  agent  or  Affiliate  of such
     Subscriber  has  on  such  Subscriber's  behalf,   purchased  or  sold  any
     Securities since May 3, 2000.

     4. Representations and Warranties of the Company. The Company hereby represents and warrants to and agrees with the Subscribers, as of the date hereof and as of the Closing Date, as follows:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry out the terms of this Subscription Agreement.

          (b) The execution and delivery by the Company of this Subscription Agreement has been authorized by all necessary action on behalf of the Company, and this Subscription Agreement is the legal, valid and binding agreement of the Company, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally.

          (c) The execution and delivery of this Subscription Agreement, the consummation of the transactions contemplated hereby and the performance of its obligations hereunder will not conflict with or result in any violation of or default under the Articles of Incorporation or bylaws of the Company, any agreement or instrument to which the Company is a party or by which it or any of its properties are bound, or any permit, franchise, judgment, decree, statute, rule or regulation applicable to the Company or its business or properties.



                                       -4-
                              Page 43 of 53 Pages

          (d) The authorized and issued capital stock of the Company consists of
     (i) 10,000 shares of Voting Common Stock, of which 7,323 shares are issued and outstanding; (ii) 4,000 shares of Non-Voting Common Stock of which 21 shares are issued and outstanding and (iii) 2,000 shares of Series A Preferred Stock, all of which shares are issued and outstanding. Except as set forth in the preceding sentence, the Company does not have outstanding any capital stock or other ownership or equity interest or profit participation or similar right (including, without limitation, any stock appreciation, phantom stock or similar right or plan, and any note or debt security having or containing equity or profit participation features), or any option, warrant or other security or right which is directly or indirectly convertible into or exercisable or exchangeable for any of the foregoing.

          (e) The Shares have been duly authorized and, when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and non-assessable. Upon receipt of the Purchase Price by the Company, the Subscriber will receive good title to the Shares, free and clear of all liens, claims, pledges, security, interests, encumbrances or charges of any kind, except for the pledge created by Section 5 of the Call Agreement.

          (f) Neither the Company nor, to the actual knowledge of the Company, anyone acting on its behalf has taken or will take any action that (i) would subject the issuance and sale of the Shares to the registration requirements of the Securities Act or (ii) violates any applicable federal or state securities laws in connection with the offer, issuance and sale of the Shares.

          (g) The representations and warranties made hereby by the Company shall survive the execution of this Subscription Agreement and the purchase of the Shares by the Subscribers.

          (h) Following the Closing Date, the Company agrees to cooperate with the Subscribers as the Subscribers may reasonably request in order to effectuate the agreements contained herein.

          (i) The Company, either alone or together with the Company's advisors, has such knowledge and experience in financial, tax and business matters to enable the Company to utilize the information made available to the Company in connection with the purchase of the Securities, to evaluate the merits and risks of the prospective investment and to make an informed investment decision with respect thereto.

          (j) The Company is an "accredited investor" meeting the requirements of Rule 501(a)(1), 501(a)(2), 501(a)(3) or 501(a)(7) of Regulation D
     promulgated under the Securities Act.

          (k) The Company has provided to the Subscribers the Valuation dated as of January 31, 2001.


                                       -5-
                              Page 44 of 53 Pages

          (l) All information about the Company provided to the Subscribers by the Company, including without limitation the Valuation, is true and correct in all material respects.

          (m) The Company has provided to the Subscribers true, correct and complete copies of the Company's Articles of Incorporation and Bylaws as in effect as of the date hereof and the Closing Date.

     5. Transfer with Consent of the Company; Right of First Refusal.

     Each Subscriber hereby agrees that it shall not offer, sell, assign, transfer, grant a participation in, pledge, hypothecate, rehypothecate or otherwise dispose of any of the Shares, or its rights under this Subscription Agreement, without the prior written consent of the Company. Each Subscriber further hereby agrees that it shall not sell or offer to sell the Shares to a third party unaffiliated with the Company without first offering to sell the Shares to the Company (or an affiliate thereof designated by the Company) on the same terms and conditions as such Subscriber has offered to sell the Shares to said third party. Upon receipt by the Company of written notification of the terms and conditions of a third party offer for the Shares, the Company shall notify such Subscriber within ten business days of such receipt of the Company's (or an affiliate thereof) agreement to purchase such Shares on such terms and conditions. If the Company (or an affiliate thereof) fails timely to respond to the Subscriber following such notification, such Subscriber may sell such Shares to such third party offeree on the terms and conditions specified in such notice within 120 days of the expiration of the ten business day period specified in the preceding sentence. Any offer or sale by any Subscriber shall be subject to the provisions of Section 3(g) hereof.

     In addition to the provisions set forth in this Section 5, any transfer of the Shares shall be subject to the prior assignment to such transferee of the rights and obligations of the Subscribers pursuant to the Call Agreement.

     6. Reporting Requirements of the Company.

     The Company will furnish to each Subscriber (a) within 75 days after the end of each fiscal quarter, a Valuation dated as of the end of such fiscal quarter, and (b) with reasonable promptness, such other information and financial data concerning the Company as such Subscriber may from time to time reasonably request.

     7. Proceeds Sharing Arrangements.

     (a) Except as provided in Section 8 hereof, in the event that the Company or any Affiliate to which the Company has transferred all or any of the Securities (such Person, the "Holder") receives any Proceeds (as defined below) in respect of any of the Securities at any time after the Closing Date, the Company and the Subscribers agree that a portion of such Proceeds shall be paid and delivered to the Subscribers as set forth in this Section 8.



                                       -6-
                              Page 45 of 53 Pages

     (b) "Affiliate" of a Person means any other Person (a) that directly or indirectly controls, is controlled by or is under common control with, the Person or any of its subsidiaries, (b) that directly or indirectly beneficially owns or holds 5% or more of any class of equity security or other similar interests of the Person or any of its subsidiaries or (c) 5% or more of the equity securities of which is directly or indirectly beneficially owned or held by the Person or any of its subsidiaries. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Bond" means $1,000 face amount of the Securities.

     "Listed Securities" means securities that are freely tradeable by the Company and listed on a national securities exchange or quoted on NASDAQ that have a monthly trading volume of at least five times the number of such securities held by the Company.

     "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization.

     "Proceeds" means with respect to each Bond (and with respect to the proceeds thereof), all amounts and property received by or distributed to, or for the account of, any Holder from and after the Closing Date in respect of that Bond, including, without limitation, payments by or on behalf of the Issuer of principal of, interest (whether heretofore or hereafter accrued) on, or fees in respect of that Bond; payments, distributions or fees resulting from any plan, reorganization, restructuring or liquidation of the Issuer or the Securities; amounts paid or property delivered to the Holder for the sale of that Bond; any premium or other value received or derived from or in respect of that Bond; any other payments or distributions of any kind to the Company in respect of that Bond; and any proceeds of any kind of the foregoing.

     (c) For purposes of this Section 7, all Proceeds received in respect of each Bond shall be divided between any Holder and the Subscribers as follows:

          (i) the Holder shall retain 100% of the first $180 of Proceeds received by the Company and all other Holders in respect of each Bond;

          (ii) the Holder shall retain 65% of any Proceeds received by the Company and all other Holders in respect of each Bond between $180 and $350, and the Company shall pay, or shall cause the Holder to pay, to the Subscribers 35% of such Proceeds; and

          (iii) the Holder shall retain 100% of any Proceeds received by the Company and all other Holders in excess of $350 received in respect of each Bond.

All Proceeds received by the Company (and all other Holders) with respect to any Bond shall be calculated on a cumulative basis. For example, if (1) the Company receives a $40 interest

                                       -7-
                              Page 46 of 53 Pages
payment on each Bond, then (2) the Company transfers all of the Bonds to an Affiliate for no consideration, and then (3) such Affiliate sells a Bond for $170, the Proceeds received by the Company and its Affiliate in respect of that Bond, upon the consummation of the sale of that Bond, will total $210. In this example, the Company would be required to pay (or cause the Holder to pay) the Subscribers $10.50 (i.e., 35% of the amount in excess of $180) and the Company and its Affiliate would retain $199.50 ($180 + 65% of the amount in excess of $180).

     (d) In  determining  any payments due to the  Subscribers  pursuant to this
Section 8, (i) the value of any non-cash Proceeds other than Listed Securities shall be disregarded until such time as Proceeds comprising cash or Listed Securities are received in respect of such non-cash Proceeds, and (ii) the value of any non-cash Proceeds that are or become Listed Securities shall be deemed to be the average closing price over the 10 trading days preceding the date of distribution, or if the Listed Securities have not been Listed Securities for 10 days, an average closing price over such period as the Listed Securities have been Listed Securities.

     (e) The Holder will not sell, transfer or convey any Bond to any Person (other than an Affiliate) other than in an arm's-length transaction for fair market value.

     (f) In the event that the Company or any other Holder sells, transfers or conveys any Bond to any of its Affiliates, the Proceeds resulting from such sale shall be deemed to be zero. In such event, the Company agrees that it shall remain primarily responsible and liable for all obligations to the Subscribers set forth in this Section 7, including, without limitation, the obligation to pay a portion of any Proceeds received by such Affiliate in accordance with paragraph (c) of this Section 7.

     (g) At any time that the Holder receives Proceeds in respect of any Bond, the Company shall provide, or shall cause the Holder to provide, the Subscribers with reasonably detailed information regarding such Proceeds, and the transaction or event generating such Proceeds, sufficient for the Subscribers to determine the accuracy of the Company's or the Holder's calculation of Proceeds received.

     (h) The Company and the Subscribers agree that this Section 7 shall not terminate and shall continue to bind the Company even if the Subscribers no longer hold any Shares or any other equity interest in the Company.

     (i) All  payments to be made by the Company or any Holder  pursuant to this
Section 7 or pursuant to Section 8 hereof shall be made two business days after the Company's or any Holder's receipt of the relevant Proceeds by wire transfer to the Subscribers' account set forth on the signature page hereto.

     8. Interest Payment.

     In the event that the interest installment on the Securities due January 16, 2001 has been paid or is paid to the Subscribers or the Company on or prior to February 15, 2001, the Company

                                       -8-
                              Page 47 of 53 Pages
and the Subscribers agree that the Company and the Subscribers shall each be entitled to 50% of the aggregate amount of such interest payment. The recipient of such interest payment shall, within two business days of receipt, pay the amount to which the Subscribers or the Company, as the case may be, is entitled by wire transfer to accounts set forth on the signature page hereto. Any such interest payment for which the Subscribers receive the payment provided for in this Section 8 shall not constitute Proceeds under Section 7.

     9. Miscellaneous.

     (a) Neither this Subscription Agreement nor any provisions hereof shall be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

     (b) Any notice, demand or other communication which any party hereto may be required, or may elect, to give to anyone interested hereunder shall be sufficiently given if (i) deposited, postage prepaid, in a mail letter box, registered or certified mail, return receipt requested, addressed to such address or via facsimile transmission (confirmed by a transmission report generated by the sender's facsimile machine) (x) in the case of the Company, as set forth on the first page hereof, (y) in the case of the Subscribers, to Farallon Capital Management, L.L.C., as agent for the Subscribers at the address as set forth on the signature page hereto and (z) in either case, as such address may be changed from time to time by like notice, or (ii) delivered personally at such address by courier or otherwise.

     (c) Except as otherwise provided herein, this Subscription Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

     (d) This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of law principles thereof).

     (e) This Subscription Agreement may be executed through the use of separate pages or in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.

     (f) Any term or provision of this Subscription Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Subscription Agreement or affecting the validity or enforceability of any terms or provisions of this Subscription Agreement in any other jurisdiction.

     (g) The headings herein are for convenience only and shall not affect the construction hereof.


                                       -9-
                              Page 48 of 53 Pages

     (h) The parties hereto hereby irrevocably and unconditionally agree: (a) to submit any legal action or proceeding relating to this Subscription Agreement, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; (b) to consent that any such action or proceeding may be brought in such courts and waive any objection that such party may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agree not to plead or claim the same; (c) that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address; and (d) that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit a party's right to sue in any other jurisdiction.

     (i) Notwithstanding anything contained in this Subscription Agreement to the contrary, the parties agree that all obligations and liabilities of any Subscriber under this Agreement are en forceable solely against such Subscriber and such Subscriber's assets. Notwithstanding any other provision of this Subscription Agreement to the contrary, the obligations of Subscribers under this Subscription Agreement are several (and not joint and several) as follows:
(i) each Subscriber is responsible only for breaches of representations, warranties, covenants and agreements of such Subscriber (and not those of any other Subscriber) set forth herein and (ii) with respect to any obligation of the Subscribers hereunder not covered by clause (i) above, such obligation shall be allocated severally among the Subscribers (and not jointly) in proportion to the number of Shares being issued to each such Subscriber pursuant to this Subscription Agreement.



                                      -10-
                              Page 49 of 53 Pages

                                [SIGNATURE PAGE]

                               FARALLON CAPITAL PARTNERS, L.P.
                               FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P. FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P. FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P. TINICUM PARTNERS, L.P.
                               FARALLON CAPITAL (CP) INVESTORS, L.P.

                               By:     Farallon Partners, L.L.C.,
                                       its General Partner

                               By: /s/  Enrique H. Boilini
                                  -------------------------------
                                       Managing Member

                               FARALLON CAPITAL OFFSHORE  INVESTORS, INC.
                               THE COMMON FUND

                               By:     Farallon Capital Management, L.L.C.,
                                       its Agent and Attorney-in-Fact

                               By: /s/  Enrique H. Boilini
                                  -------------------------------
                                       Managing Member

Date:  February 15, 2001

Address:          c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza
                  Suite 1325
                  San Francisco, California  94111
                  Attention:  Mark Wehrly
                  Telephone:  (415) 421-2132
                  Facsimile:  (415) 421-2133

Wire Transfer Instructions:    ABA NO. 021000021
                               CHASE MANHATTAN BANK, NEW YORK
                               A/C GOLDMAN, SACHS & CO., NEW YORK
                               A/C # 930-1-011483
                               FFC:    Farallon Capital Management Bulk
                               A/C:    002-10167-3
                               Reference:  Grupo Dina


                                      -11-
                              Page 50 of 53 Pages

                             ACCEPTANCE OF PURCHASE


             Names of Subscribers: Farallon Capital Partners, L.P.
                               Farallon Capital Institutional Partners, L.P. Farallon Capital Institutional Partners II, L.P. Farallon Capital Offshore Investors, Inc.
                               The Common Fund
                               Farallon Capital (CP) Investors, L.P.
                               Farallon Capital Institutional Partners III, L.P. Tinicum Partners, L.P.

Purchase Price:  As set forth in Section 2 of this Subscription Agreement.

Number of Shares of Non-Voting Common Stock Purchased: The number of Shares to be purchased shall be that number of Shares with a fair value as of January 31, 2001 equal to US$791,010, which value will be based on an end-of-month valuation of the Company's business as of January 31, 2001 performed by the Company in accordance with industry standards.

The foregoing purchase is hereby accepted and the undersigned hereby agrees to be bound by the terms of this Subscription Agreement:

                                                 PROPERTY ASSET MANAGEMENT INC.



                                                 By:/s/  Oliver Budde
                                                    ----------------------------
                                                    Name:  Oliver Budde
                                                    Title: Vice President

Date:     February 21, 2001




                                      -12-
                              Page 51 of 53 Pages

                                                                      SCHEDULE I

                                 THE SECURITIES


8% Convertible Subordinated Debentures of Consorcio G Grupo Dina S.A. de C.V. and listed on the New York Stock Exchange.




Subscribers                                                     Principal Amount
-----------                                                     ----------------
Farallon Capital Partners, L.P.                                   12,194,000

Farallon Capital Institutional Partners, L.P.                     12,857,000

Farallon Capital Institutional Partners II, L.P.                   2,873,000

Farallon Capital Offshore Investors Inc.                          19,127,500

The Common Fund                                                      591,000

Farallon Capital (CP) Investors, L.P.                              1,695,000

Farallon Capital Institutional Partners III, L.P.                  1,899,500

Tinicum Partners, L.P.                                             1,497,000

                                                                ----------------
                                                                  52,734,000




                                      -13-
                              Page 52 of 53 Pages

                                                                     SCHEDULE II

                           SHARES AND PRO RATA SHARES



Subscribers                                          Shares            Pro Rata
-----------                                          -------           Share
                                                                       --------

Farallon Capital Partners, L.P.                      1.17081            23.12%

Farallon Capital Institutional Partners, L.P.        1.23461            24.38%

Farallon Capital Institutional Partners II, L.P.     0.27599             5.45%

Farallon Capital Offshore Investors Inc.             1.83673            36.27%

The Common Fund                                      0.05672             1.12%

Farallon Capital (CP) Investors, L.P.                0.16306             3.22%

Farallon Capital Institutional Partners III, L.P.    0.18231             3.60%

Tinicum Partners, L.P.                               0.14382             2.84%

                                                     ---------------------------
                                                     5.06405              100%





                                      -14-
                              Page 53 of 53 Pages